EXHIBIT 8.3(c)

AMENDMENT NO. 2

TO

PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (“Amendment”) is effective as of June 18, 2008, by and between KEMPER INVESTORS LIFE INSURANCE COMPANY (the “Company”) and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (the “Adviser”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and the Adviser are parties to a certain Participation Agreement dated May 1, 1999 (the “Agreement”) in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the “Contracts”); and

WHEREAS, the Agreement was amended on July 15, 2002 (“Amendment No. 1”), to revise the number of American Century Funds made available under the Agreement and to revise the Fees and Expenses under the Agreement; and

WHEREAS, the parties hereto desire to further modify the Agreement by amending Schedule A to include a new separate account designated “KILICO Variable Annuity Separate Account - 3,” which account was established on December 13, 2007.

WHEREAS, the parties hereto desire to modify the address where payments shall be mailed.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.       Amendment to List of Separate Accounts. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A, attached hereto and incorporated herein by reference.

2.       Designee for Trading Purposes.

(a) The Company hereby designates IBM Business Transformation Outsourcing Insurance Service Corporation (“IBM”), PO Box 19097, Greenville, SC 29602-9097, to receive, collect, and transmit purchase and redemption orders of trust portfolio shares purchased and redeemed by KILICO Variable Annuity Separate Account – 3.

(b) The Company hereby designates se2, a member of the Security Benefit Group of companies, One Security Benefit Place, Topeka, KS 66636, to receive, collect, and transmit purchase and redemption orders of trust portfolio shares purchased and redeemed by the KILICO Variable Annuity Separate Account.

4.       Fees and Expenses. Section 5.4 is hereby deleted in its entirety and the following language is substituted in lieu thereof:

“5.4.       The Insurance Company bears the responsibility and correlative expense for administrative and support services for Contract owners. The Adviser recognizes the Insurance Company as the sole shareholder of shares of the Investment Company issued under this Agreement. The Adviser further recognizes that the Investment Company will derive a substantial administrative convenience by virtue of having the Insurance Company as the sole shareholder of the shares issued under this Agreement rather than multiple shareholders having record of ownership of such shares. The administrative and other services to be provided to Contract Owners by the Insurance Company are set forth in Schedule B attached hereto. In consideration of the savings resulting from the provision of these services by the Insurance Company instead of by the Adviser, the Adviser agrees to pay to the Insurance Company an amount computed daily and paid quarterly in arrears equal to 25 basis points (0.25%) per annum of the average aggregate amount invested in all available Class I shares of the Funds and 10 basis points (0.10%) per annum of the average aggregate amount invested in Class II shares of the VP Value, VP Income & Growth, VP Vista, and VP International Funds by the Insurance Company under this Agreement. The Adviser will calculate and pay the Insurance Company its administrative service fee within thirty (30) days after the end of each calendar quarter. The parties agree that such payments do not constitute payment for investment advisory or distribution services. Payments of such amounts by Adviser shall not increase the fees paid by the Investment Company or its shareholders.”

The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid for the relevant period and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

Kemper Investors Life Insurance Company

3003 – 77th Avenue Southeast

Mercer Island, WA 98040

Attention: Dimitrina H Besheva

(206) 275-8159 (telephone number)

(206) 236-6608 (back-up telephone number)

(206) 236-6645(telecopy number)

Section 5.5       is hereby deleted in its entirety and the following language is substituted in lieu thereof:

“5.5.       In consideration of performance of the Distribution Services specified on Schedule C attached hereto by the Insurance Company, the Adviser agrees to pay to the Insurance Company a fee (the “Distribution Fee”) in an amount computed daily and paid quarterly in arrears equal to 25 basis points (0.25%) per annum of the average aggregate amount invested in Class II shares of the VP Value, VP Income & Growth, VP Vista, and VP International Funds by the Insurance Company, under this Agreement. The Adviser will calculate and pay the Insurance Company its Distribution Fee within thirty (30) days after the end of each calendar quarter. The parties agree that such payment does not constitute payment for advisory or administrative services. Payment of such amounts by Adviser shall not increase the fees paid by the Investment Company or its shareholders.”

5.       Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, as heretofore amended, it is the intention of the parties that the terms of this Amendment shall control and the Agreement, as heretofore amended, shall be interpreted on that basis.

6.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

7.       Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement, as heretofore amended, shall remain and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first written above.

KEMPER INVESTORS LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Diane C. Davis	By:	/s/ Otis H. Cowan

Its:	President and COO	Its:	Vice President

SCHEDULE A

SEGREGATED ASSET ACCOUNTS

(Amended as of June 18, 2008)

Name	Date Established

KILICO Variable Annuity Separate Account	May 29, 1981

KILICO Variable Annuity Separate Account – 3	December 13, 2007

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